Exhibit 99.1

For Immediate Release	Contact:
David Portnoy
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CRYO-CELL REPORTS FINANCIAL RESULTS FOR FISCAL 2016

OLDSMAR, Fla. – February 28, 2017 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for its fiscal year 2016.

Financial Results

Revenue

Consolidated revenues for fiscal 2016 were approximately $23.1 million compared to approximately $21.1 million for fiscal 2015. The revenues for fiscal 2016 consisted of approximately $21.8 million in processing and storage fee revenue, $1.0 million in licensee income, and $350,000 in product revenue compared to approximately $19.6 million in processing and storage fee revenue, approximately $1.0 million in licensee income and $471,000 in product revenue for fiscal 2015.

Net (Loss) Income

The Company reported a net loss in fiscal 2016 of ($1.3) million, or ($0.16) per basic share, compared to net income of $8.1 million, or $0.85 per basic share and $0.83 per diluted share, in fiscal 2015. The net loss in fiscal 2016 resulted from the cancellation of certain interests in the Florida Revenue Sharing Agreement and certain interests in the Texas Revenue Sharing Agreement resulting in loss on extinguishment of revenue sharing agreements in the amount of $2.3 million, goodwill and intangible assets impairment of $2.0 million, a 19% increase in selling, general and administrative expenses and a 3% increase in cost of sales. This was offset by a 10% increase in total revenue and an income tax benefit of approximately $1,159,000. During fiscal 2015, the Company released approximately $8.2 million of its valuation allowance for income taxes.

Cash and Cash Equivalent Position

As of November 30, 2016, the Company had cash and cash equivalents of $3.5 million. The Company’s cash decreased by approximately $652,000 during fiscal 2016, primarily as a result of approximately $10.8 million used for stock repurchases offset by cash flow from operations of approximately $5.0 million and an increase in total debt to approximately $10.2 million.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell to preserve their family members’ stem cells. Cryo-Cell’s mission is to provide clients with state-of-the-art stem cell cryopreservation services and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and is licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 9001:2008 certified by BSI, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.